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                                                                     EXHIBIT 8.1



                               November 24, 1998


First Sierra Receivables II, Inc.
600 Travis Street, Suite 69,
Houston, Texas  77002

First Sierra Receivables III, Inc.
600 Travis Street, Suite 69,
Houston, Texas  77002

                  Re:    Registration Statement 333-12199
                         --------------------------------

Ladies and Gentlemen:

         We have acted as special tax counsel to First Sierra Receivables II Inc., a Delaware corporation, and First Sierra Receivables III Inc., a Delaware corporation (each, the "Registrant") in connection with the Registration Statement filed by the Registrant.

         The term "Registration Statement" means (i) the Registration Statement on Form S-3 (No. 333-12199), including the exhibits thereto and (ii) any post-effective amendment filed and declared effective prior to the date of issuance of the Securities. The term "Prospectus" means the prospectus included in the Registration Statement.

         Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

         In general, whether a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax



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First Sierra Receivables II, Inc.
First Sierra Receivables III, Inc.
November 24, 1998
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purposes, which we have reviewed as they apply to the transactions described on the Prospectus.

         Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

         (1) The Securities, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus.


         (2) We confirm that the discussion of federal income tax consequences appearing in the prospectus and the prospectus supplement under the caption "Material Federal Income Tax Consequences" is our opinion as to the material federal income tax consequences of purchasing, owning and disposing of the Securities and expressly adopt it as such.


         This opinion is furnished by us as counsel to the Registrant. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and the related prospectus under the heading "Legal Matters" and the heading, "Material Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement.

                                                     Very truly yours,


                                                     /s/ Dewey Ballantine LLP